Exhibit 99.1

[Bimini Capital Management, Inc. Logo]

BIMINI CAPITAL MANAGEMENT REPORTS
SECOND QUARTER 2008 RESULTS

  MBS Portfolio Remains 100% Invested in Agency MBS
  Exit from Mortgage Origination Business in 2007 Continues to Drive Improvement Over Prior Year Quarterly Results

VERO BEACH, FL (August 11, 2008) — Bimini Capital Management, Inc. (BMNM.PK) (“Bimini Capital” or the “Company”), a real estate investment trust (“REIT”), today announced a loss from continuing operations of $2.7 million, or $(0.10) per Class A Common Share, for the three month period ended June 30, 2008, compared with a loss from continuing operations of $84.1 million, or $(3.38) per Class A Common Share, for the corresponding prior year period.  On a consolidated basis, the Company today reported a net loss of $34.6 million, or $(1.36) per Class A Common Share, for the three month period ended June 30, 2008, compared with a net loss of $162.5 million, or $(6.53) per Class A Common Share, for the corresponding prior year period.  Included in the Company’s consolidated results were losses from discontinued operations, net of tax, of $31.9 million and $67.9 million, respectively, for the three month periods ended June 30, 2008 and June 30, 2007.

Details of Second Quarter 2008 Results of Operations
The Company’s second quarter loss from continuing operations was composed of net interest expense of $0.8 million, inclusive of interest expense associated with the Company’s trust preferred debt, net realized gains on the sale of mortgage-backed securities (“MBS”) of $0.4 million, a net decrease in the fair value of MBS of $0.7 million, and $1.5 million in operating, general and administrative expenses.  The Company’s second quarter loss from discontinued operations of $31.9 million included, among other items, a non-cash $32.7 million negative fair value adjustment to retained interests, trading.

REIT Taxable Income
For the six month period ended June 30, 2008, the Company estimates that it incurred a loss for REIT tax purposes of $4.6 million.  Taking into account the Company’s REIT tax net operating loss carryforward of approximately $7 million as of December 31, 2007, the Company estimates its REIT tax net operating loss carryforward as of June 30, 2008, at $11.6 million.  In addition, the Company has approximately $68.7 million of REIT tax capital loss carryforwards as of June 30, 2008; these tax capital loss carryforwards are only available to offset future tax capital gains, and therefore they do not affect REIT taxable operating income.

-MORE-

Bimini Capital Reports Second Quarter Results
August 11, 2008

REIT taxable income is a term that describes the Company’s operating results calculated in accordance with rules and regulations promulgated pursuant to the Internal Revenue Code.  The Company’s REIT taxable income is computed differently from net income as computed in accordance with generally accepted accounting principles ("GAAP net income"), as reported in the Company’s consolidated financial statements.  Depending on the number and size of the various items or transactions being accounted for differently, the differences between REIT taxable income and GAAP net income can be substantial and each item can affect several reporting periods.  Generally, these items are timing or temporary differences between years; for example, an item that may be a deduction for GAAP net income in the current year may not be a deduction for REIT taxable income until a later year.

In order to maintain its qualification as a REIT, the Company is required (among other provisions) to annually distribute dividends to its stockholders in an amount at least equal to, generally, 90% of the Company’s REIT taxable income, after deducting for any net operating loss carryforwards that have been utilized, and after offsetting any net realized capital gains with capital loss carryforwards.  Additionally, as a REIT, the Company may be subject to a federal excise tax if it distributes less than 85% of its REIT taxable income, after deducting for any net operating loss carryforwards that have been utilized, by the end of the calendar year. Accordingly, the Company’s dividends are largely based on REIT taxable income, as determined for federal income tax purposes as opposed to its net income computed in accordance with GAAP (as reported in the Company’s consolidated financial statements), and are paid if, when and as declared by the Company’s Board of Directors.

Management Commentary
Commenting on the Company’s second quarter results, Robert E. Cauley, President and Chief Executive Officer, said, “We continue to work to restore profitability to our core REIT operations and put the considerable troubles caused by the mortgage origination operations behind us.  Although consolidated GAAP results may continue to be affected by fair value adjustments on our assets, as they were this quarter, we are cautiously optimistic that we have turned the corner and the worst is behind us.”

The Company has scheduled an online Web simulcast and conference call to discuss these announcements that will begin at 8:30 a.m. E.T. tomorrow, Tuesday, August 12, 2008.  An online replay will be available approximately two hours following the conclusion of the live broadcast and will continue for 48 hours.  A link to these events will be available at the Company's website www.biminicapital.com.  Those persons without Internet access may listen to the live call by dialing (800) 257-1836 or (303) 262-2191, confirmation code: 11118490.

-MORE-

Bimini Capital Reports Second Quarter Results
August 11, 2008

About Bimini Capital Management
Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae).  Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

Statements herein relating to matters that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q.  Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

Contact:         Robert E. Cauley
President & Chief Executive Officer
(772) 231-1400
                         HUwww.biminicapital.comU

-END-